Exhibit 2.1

AMENDMENT NO. 3

to

AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 3 (this “Amendment”) dated October 13, 2016, to the Agreement and Plan of Reorganization dated January 22, 2014 (as amended by Amendment No. 1 to the Agreement and Plan of Reorganization dated July 21, 2014, and Amendment No. 2 to the Agreement and Plan of Reorganization dated June 30, 2015, the “Agreement”) is by and between BancorpSouth, Inc. (“BancorpSouth”), a Mississippi corporation and financial holding company pursuant to the Gramm-Leach Bliley Act (the “GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and Central Community Corporation (the “Company”), a Delaware corporation and financial holding company pursuant to the GLB Act and bank holding company registered under the BHC Act. Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Agreement.

WHEREAS, BancorpSouth and the Company have heretofore entered into the Agreement, which provides for, among other things, the merger of the Company with and into BancorpSouth, with BancorpSouth surviving (the “Merger”), upon the terms and conditions set forth therein; and

WHEREAS, pursuant to the Agreement, BancorpSouth filed applications with Governmental Bodies to approve the Merger (the “Applications”), and the approval of the Applications has been delayed; and

WHEREAS, BancorpSouth and the Company desire to amend the Agreement in accordance with Section 13.4 thereof as provided below.

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BancorpSouth and the Company hereby agree as follows:

1. Amendment of Agreement.

(a) Pricing Floor. The Agreement is hereby amended as follows:

(1)	by replacing “$19.20” in Sections 2.3(c)(i) and (ii) thereof with “$18.00”; and

(2)	by replacing “$63,300,000” in Section 2.3(c)(ii) thereof with “$72,000,000.”

(b) Allowance for Loan and Lease Losses. Section 5.9 of the Agreement is hereby amended by replacing “$7,500,000” with “$6,500,000”.

(c) Extension. The Agreement is hereby amended by deleting Section 9.1(a)(iii) thereof in its entirety and replacing it with the following:

“(iii) the Effective Time has not occurred on or before December 31, 2017, unless all necessary Regulatory Approvals have been received on or before December 31, 2017, in which case the Effective Time has not occurred on or before February 28, 2018, or such later date as has been approved in writing by the Boards of Directors of BancorpSouth and the Company; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date;”

(d) Additional Termination Events.

(1)	The Agreement is hereby amended by deleting Section 9.1(h) thereof in its entirety and replacing it with the following:

“(h)	This Agreement may be terminated by the Company if BancorpSouth and BancorpSouth Bank have not filed, on or prior to August 31, 2017, all regulatory applications necessary for the completion of the transactions contemplated by this Agreement, including, without limitation, the Merger and the Bank Merger.”

(2)	The Agreement is hereby amended by adding the following as new Section 9.1(i), Section 9.1(j) and Section 9.1(k) thereto:

“(i)	This Agreement may be terminated by the Company if BancorpSouth Bank’s Community Reinvestment Act rating is not upgraded (or BancorpSouth Bank is notified by the FDIC that such rating will not be upgraded) to “satisfactory” or better at its next Community Reinvestment Act examination.

(j)	This Agreement may be terminated by the Company if either (i) BancorpSouth Bank’s next Community Reinvestment Act examination does not commence on or before March 30, 2017, or (ii) BancorpSouth Bank’s Community Reinvestment Act rating is not upgraded to “satisfactory” or better on or prior to June 30, 2017.

(k)	This Agreement may be terminated by the Company if any applicable applications for approval of the transactions contemplated by this Agreement filed by BancorpSouth or BancorpSouth Bank after the date of this Agreement is denied or withdrawn at the request or recommendation of the applicable Governmental Body.”

(e) Company Termination Fee and Expenses. The Agreement is hereby amended by deleting Section 9.4(a) thereof in its entirety and replacing it with the following:

“(a) Provided that the Company is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by BancorpSouth specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by: (i) the Company or BancorpSouth pursuant to Section 9.1(a)(ii) (by reason of a disapproval by a Governmental Body); (ii) the Company or BancorpSouth pursuant to Section 9.1(a)(iii); (iii) the Company pursuant to Section 9.1(h), Section 9.1(i), Section 9.1(j) or Section 9.1(k); or (iv) BancorpSouth pursuant to Section 9.1(c)(ii), then BancorpSouth shall pay to the Company (y) all documented expenses incurred by the Company in connection with the proposed transaction contemplated by this Agreement in immediately available funds; provided that the aggregate amount of all such expenses shall not exceed $500,000 (the “Company Expenses”), and (z) the sum of $2,000,000 (the “Company Termination Fee”).”

2. Material Adverse Effect. For the purpose of measuring whether a Material Adverse Effect has occurred under the Agreement, the relevant effects, changes, developments or occurrences shall be those effects, changes, developments or occurrences existing on, and that have been disclosed as of, the date of this Amendment, not the date of the Agreement; provided, however, that no effect, change, development or occurrence relating to the financial condition, assets, properties, deposits, result of operations, earnings, business or cash flows of the Company resulting primarily from the delays associated with the completion of the transactions contemplated by the Agreement shall be deemed to constitute a Material Adverse Effect with respect to the Company.

3. Applications; Regulatory Matters. Each of BancorpSouth and the Company hereby acknowledge and agree that (i) the withdrawal by BancorpSouth of the Applications, (ii) the entry by any Governmental Body of a formal or informal enforcement action in respect of any matters set forth on Schedule A to this Amendment (the “Regulatory Matters”), (iii) the existence of the Regulatory Matters or the underlying facts thereof, or (iv) the actions taken by BancorpSouth in response thereto as of the date of this Amendment shall not be deemed to constitute a breach of or an event of default under the Agreement or give rise to an event pursuant to which either BancorpSouth or the Company may terminate the Agreement. Subject to the Regulatory Matters, BancorpSouth hereby reaffirms its representations and warranties set forth in Section 4.5, Section 4.7 and Section 4.9 of the Agreement as of the date of this Amendment.

4. References. Each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

5. Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement not expressly amended and or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

6. Controlling Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of Mississippi applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

7. Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (.pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

BANCORPSOUTH, INC.

By:	/s/ James D. Rollins III
Name:	James D. Rollins III
Title:	Chairman of the Board and Chief Executive Officer

CENTRAL COMMUNITY CORPORATION

By:	/s/ Donald R. Grobowsky
Name:	Donald R. Grobowsky
Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Amendment No. 3 to the Agreement and Plan of Reorganization]

SCHEDULE A

TO

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF REORGANIZATION

On June 29, 2016, BancorpSouth Bank entered into a joint settlement with the U.S. Department of Justice and the Consumer Financial Protection Bureau (the “CFPB”), which is set forth in a consent order (the “Consent Order”). The Consent Order pertains to alleged violations of the Fair Housing Act and the Equal Credit Opportunity Act that arose from an investigation by the CFPB that began in 2014 and focused on the period between January 1, 2011, and December 31, 2013.

In response to BancorpSouth Bank’s entry into the Consent Order, the FDIC retroactively downgraded BancorpSouth Bank’s Community Reinvestment Act (“CRA”) rating from “Satisfactory” to “Needs to Improve,” effective as of the Bank’s 2013 CRA evaluation.